
                                       Exhibit 11.1

     CARRINGTON LABORATORIES, INC., AND SUBSIDIARIES COMPUTATION OF NET INCOME PER
                           COMMON AND COMMON EQUIVALENT SHARE


                           November 30,               December 31,
                           -----------   ----------------------------------------
                              1994          1994          1995           1996
                             ------        ------       --------       -------

   Net Income              $1,421,238    $ (70,069)   $(1,628,267)   $(5,522,672)
   Preferred stock
     dividend requirement    (125,113)         -         (140,127)       (37,078)
                           -----------   ----------   ------------   ------------
   Income (loss) for
     computing income per
     common share from
     operations            $1,296,125    $ (70,069)   $(1,768,394)   $(5,559,750)
                           ===========   ==========   ============   ============
   Weighted average common
     and common equivalent
     shares outstanding     7,340,982    7,344,390      7,932,675      8,798,211
                           ===========   ==========   ============   ============
   Net income per common
     and common equivalent
     share outstanding     $      .18    $    (.01)   $      (.22)   $      (.63)
                           ===========   ==========   ============   ============

[FN]
(1) Common stock equivalents have been excluded since the effect of net income
(loss) per share of their inclusion would be either antidilutive or represent a dilution of less than 3%.